UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 31, 2010

MEDICINOVA, INC.

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	001-33185	33-0927979
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4350 LA JOLLA VILLAGE DRIVE, SUITE 950, SAN DIEGO, CA 92122

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (858) 373-1500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Effective December 31, 2010, MediciNova, Inc. (“MediciNova”) entered into amendments to the existing employment and severance protection agreements with each of Dr. Yuichi Iwaki, M.D., Ph.D., President and Chief Executive Officer; Shintaro Asako, CPA, Chief Financial Officer; Kirk W. Johnson, Ph.D., Chief Scientific Officer; and Michael Coffee, Chief Business Officer, designed to voluntarily correct plan document failures and to avoid the harsh penalties of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). The amendments to the severance protection agreements require that the employee’s release of claims, which is required in order to receive severance, be returned within 60 days of a termination of employment and that severance payments will commence on the date such release is effective, unless the 60 day period crosses two tax years, in which case payment will commence no earlier than the second tax year. In addition, in an abundance of caution, the employment agreements have been amended to provide that amounts payable under such agreements in the event of a termination of employment generally be delayed for six months after the separation date, if such delay is necessary to avoid penalty under Section 409A. The amendments to both the employment and severance protection agreements were approved by the Compensation Committee of the Board of Directors.

The foregoing description of the amendments to the employment and severance protection agreements is qualified in its entirety by the actual terms of such amendments, the forms of which are attached hereto as Exhibits 10.1 and 10.2 and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Form of Amendment to Employment Agreement.

10.2	Form of Amendment to Severance Protection Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, MediciNova has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDICINOVA, INC.

Date: January 4, 2011	By:	/S/ SHINTARO ASAKO
	Name:	Shintaro Asako
	Title:	Vice President and Chief Financial Officer